MIDWAY GAMES INC.
2704 West Roscoe Street
Chicago, Illinois 60618
773.961.2850  fax  773.961.2299




                                                              December 2, 2004


VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

         Re:      MIDWAY GAMES INC.
                  Registration Statement on Form S-3

Ladies and Gentlemen:

         On behalf of Midway Games Inc., I am transmitting for filing under the Securities Act of 1933, as amended, a Registration Statement on Form S-3, including exhibits. The fee for the filing has been offset pursuant to Rule 457(p) as noted in the footnotes to the fee calculation table.

         Please direct any questions regarding the filing to the undersigned.

                                              Very truly yours,

                                              /s/ Deborah K. Fulton
                                              --------------------------
                                              Deborah K. Fulton,
                                              Senior Vice President, Secretary
                                                  and General Counsel